Exhibit 21

Company Subsidiaries

A.P. Woodson Company—District of Columbia

CFS LLC—Pennsylvania

Champion Energy LLC—Delaware

Columbia Petroleum Transportation, LLC—Delaware

Griffith Energy Services, Inc.—New York

Griffith – Allied Trucking, LLC—Delaware

Hoffman Fuel Company of Danbury—Delaware

Meenan Holdings LLC—Delaware

Meenan Oil LLC—Delaware

Meenan Oil Co., L.P.—Delaware

Milro Group LLC—Delaware

Minnwhale LLC—New York

Ortep of Pennsylvania, Inc.—Pennsylvania

Petro Holdings, Inc.—Minnesota

Petro Plumbing Corporation—New Jersey

Petro, Inc.—Delaware

Petroleum Heat and Power Co., Inc.—Minnesota

Region Oil Plumbing, Heating and Cooling Co., Inc.—New Jersey

Richland Partners, LLC—Pennsylvania

Rye Fuel Company—Delaware

Star Acquisitions, Inc.—Minnesota

Woodbury Insurance Co., Inc.—Connecticut